EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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          DPL INC. CONSOLIDATED                        2000      1999      1999      1998      1997        1996        1995
          SEC COVERAGE RATIOS
                                                       12 Mos.   12 Mos.   12 Mos.   12 Mos.   12 Mos.     12 Mos.     12 Mos.
                                                       Ended     Ended     Ended     Ended     Ended       Ended       Ended
                                                       3/31/00   3/31/99   12/31/99  12/31/98  12/31/97    12/31/96    12/31/95
                                                       -------   -------   --------  --------  --------    --------    --------
                                                                        (Thousands of Dollars, except for ratios)
Ratio of Earnings to Fixed Charges (SEC Method):

Fixed Charges:
   Interest on First Mortgage Bonds                    43,560     61,534    48,291   61,540     65,507      68,655      79,077

   Other Interest Expense                              80,541     35,988    62,461   31,406     20,832      20,383      15,174

   Interest Component of Rentals                          109        118       114      126        167         320         537
                                                       ------    -------   -------   ------    -------     -------      ------
     Total Fixed Charges                               124,210    97,640   110,866    93,072    86,506      89,358      94,788

Earnings:

  Net income (before Preferred dividends)              188,869   192,194   205,085   189,969   182,263     173,769     165,528

  Plus:  Income Taxes                                  115,819   123,614   127,948   120,394   105,443     103,477     102,355

     Fixed Charges (defined above)                     124,210    97,640   110,866    93,072    86,506      89,358      94,788
                                                       -------   -------   -------   -------   -------     -------     -------
     Total                                             428,898   413,448   443,899   403,435   374,212     366,604     362,671

                                                       428,898   413,448   443,899   403,435   374,212     366,604     362,671
               Ratio = Earnings/Fixed Charges =        -------   -------   -------   -------   -------     -------     -------
                                                       124,210    97,640   110,866    93,072    86,506      89,358      94,788

     Ratio of Earnings to Fixed Charges - (SEC) Method)   3.45      4.23      4.00      4.33      4.32        4.10        3.82
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